Exhibit 99.1

1600 Cantrell Road
Little Rock, AR 72201

News Release	For Immediate Release

Dillard’s, Inc. Amends and Extends Revolving

Credit Facility

LITTLE ROCK, Ark. – April 28, 2021 – Dillard’s, Inc. (DDS-NYSE) (“Dillard’s” or “the Company”) announced that it has amended and extended its $800 million senior secured revolving credit facility consistent with the Company’s liquidity needs. A $200 million expansion option remains in place. The new maturity date is April 28, 2026.

The credit facility is available to the Company for general corporate purposes including, among other uses, working capital financing, the issuance of letters of credit, capital expenditures and, subject to certain restrictions, the repayment of existing indebtedness and share repurchases. There are no financial covenant requirements under the amended credit agreement provided availability exceeds $80 million.

The credit facility was arranged by JPMorgan Chase Bank, N.A.

About Dillard’s

Dillard's was founded by William T. Dillard in 1938 in Nashville, Arkansas with an $8,000 investment in a hometown department store. Today, Dillard's, Inc. ranks among the nation's largest fashion retailers – operating 250 Dillard’s locations and 32 clearance centers spanning 29 states and an Internet store at dillards.com. The company focuses on delivering style, quality and value to its customers by offering premium fashion apparel, beauty and home collections from both national and exclusive brand sources. Dillard's complements this curated merchandise assortment with exceptional, client-focused customer care.

Contact:	Julie J. Guymon (501) 376-5965 julie.guymon@dillards.com

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